November 30, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Items 5, Other Information, included in the form 10-QSB, dated November 17, 2006, of Amish Natural, Inc., filed with the Securities and Exchange Commission. Except for the statement that the decision to change accountants was recommended and approved by the Company’s Board of Directors, as to which we have no knowledge, we are in agreement with the statements contained therein.

Yours truly,

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
DMCL Chartered Accountants